Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors and Shareholders

American Skiing Company:

We consent to the incorporation by reference in Registration Statement No. 333-48449 on Form S-8 of American Skiing Company of our report dated January 15, 2003, except with respect to the sixth and seventh paragraphs of Note 1, the fifth paragraph of Note 8, the second paragraph of Note 9, the twelfth paragraph of Note 18, and the third and fourth paragraphs of Note 22, for which the date is February 14, 2003, on the consolidated balance sheets of American Skiing Company and subsidiaries as of July 28, 2002 and July 29, 2001, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended July 28, 2002, which report appears in the July 28, 2002 Annual Report on Form 10-K of American Skiing Company.  Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in the fiscal year ended July 28, 2002.

/s/ KPMG LLP

Salt Lake City, Utah
March 7, 2003